Exhibit 10.45

EXECUTION VERSION

Settlement Agreement Regarding

ADA-ES’ Indemnity Obligations

This Settlement Agreement Regarding ADA-ES’ Indemnity Obligations (this “Agreement”) is dated as of November 28, 2011 and is made by and among the Parties (as defined below). Unless otherwise noted, capitalized terms used, but not defined herein have the meanings ascribed to such terms in the Amended and Restated Limited Liability Company Agreement of ACS (the “ACS LLC Agreement”).

Parties	ADA:

• ADA-ES, Inc., a Colorado Corporation and ADA Environmental Solutions, LLC, a Colorado limited liability company (collectively, and including their respective successors and assigns, “ADA”).

ECP Defendants:

• Energy Capital Partners, LLC, a Delaware limited liability company;

• Energy Capital Partners I, LP, a Delaware limited partnership;

• Energy Capital Partners I-A, LP, a Delaware limited partnership;

• Energy Capital Partners I-B IP, LP, a Delaware limited partnership; and

• Energy Capital Partners I (Crowfoot IP), LP, a Delaware limited partnership (collectively, and including their respective successors and assigns, the “ECP Defendants”).

AC Venture Defendants:

• ADA Carbon Solutions, LLC (f/k/a Crowfoot Development, LLC), a Delaware limited liability company (“ACS”);

• ADA Carbon Solutions (Red River), LLC (f/k/a Red River Environmental Products, LLC), a Delaware limited liability company (“RREP”);

• Morton Environmental Products, LLC, a Delaware limited liability company;

• Underwood Environmental Products, LLC, a Delaware limited liability company;

• Crowfoot Supply Company, LLC, a Delaware limited liability company (“Crowfoot Supply”); and

• Five Forks Mining, LLC, a Delaware limited liability company (collectively, and including their respective successors and assigns, the “AC Venture Defendants”).

ADA, the ECP Defendants and the AC Venture Defendants may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

Representations and Warranties	Each Party represents and warrants to the other Parties that as of the date of this Agreement:

•      it has the power and authority to enter into this Agreement and to perform its obligations hereunder, and that the persons executing this Agreement on behalf of the Party are authorized to do so;

•      the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary actions of the Party;

•      this Agreement has been duly and validly executed and delivered by it and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other laws affecting creditors’ rights generally, and general principles of equity that restrict the availability of equitable remedies; and

•      the execution and delivery of this Agreement and the performance by the Party of any of its obligations hereunder do not and will not:

•      Conflict with or result in a violation or breach of any of the terms, conditions or provisions of the incorporation or organization documents of the Party;

•      Conflict with or result in a violation or breach of any term or provision of any statute, decree, order, rule, or regulation of any court or governmental agency or body applicable to the Party or any of its assets and properties; and

•      (1) Conflict with or result in a material violation or breach of, (2) constitute (with or without notice or lapse of time or both) a material default or result in the imposition of any fees or penalties under, (3) give rise to any right of termination, amendment, acceleration or cancellation of, (4) require the Party to obtain any material consent, approval or action of, make any filing (other than ADA’s obligation to file information with the Securities and Exchange Commission regarding this agreement) with or give any notice to any Person as a result or under the terms of, or (5) result in the creation or imposition of any material Lien upon the Party or any of its assets or properties under any contract, lease, mortgage, instrument or other document or agreement or authorization of a governmental agency or body to which the Party is a party or by which any of the Party’s assets and properties are bound.

Indemnity Obligations

Disputes have arisen between ADA, on the one hand, and the ECP Defendants and the AC Venture Defendants, on the other hand, regarding ADA’s obligations to indemnify the ECP Defendants and the AC Venture Defendants against Losses (as defined in the Joint Development Agreement (“JDA”))resulting from, arising out of or relating to the following actions (collectively, and together with all Actions and Proceedings (as defined in the JDA) related thereto, the

“Norit Litigation”):

Texas Action: Norit Americas, Inc. (“Norit”) v. ADA-ES, Inc., No. 08-0673 (71st Dist. Ct., Harris County, Tex.) (the “Texas Action”);

Arbitration: American Arbitration Association arbitration Case No. 30-192-Y-00718-09 (the “Arbitration Action”); and

New Jersey Action: Norit Americas Inc. v. Energy Capital Partners I, LP, No. ESX-C-304-09 (N.J. Super. Ct. Ch. Div.) (the “New Jersey Action”).

In addition to the indemnification obligations of ADA in the section titled “ADA Indemnification Obligations for Royalty Payments”, ADA acknowledges and agrees that it shall indemnify the ECP Defendants and the AC Venture Defendants in respect of, and hold each of them harmless from and against any and all Losses (as defined in the JDA) suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (1) any breach by ADA of the ADA/Norit Settlement Agreement, the Final Award (except with respect to breaches by ADA of its obligations pursuant to the Final Award to pay Norit any and all amount due with respect to the New Carbon Facilities) and the Other Awards and (2) this Agreement (collectively, the “ADA Indemnity Obligations”).

“ADA/Norit Settlement Agreement” means that certain Settlement Agreement dated as of August 29, 2011 by and among ADA and Norit.

“ACS/Norit Settlement Agreement” means that certain Settlement Agreement dated as of August 29, 2011 by and among the AC Venture Defendants, the ECP Defendants and Norit (collectively with the ADA/Norit Settlement Agreement, the “Settlement Agreements”).

“Final Award” means that certain Stipulated Partial Final Award regarding the Corporate Parties (as defined therein) dated October 18, 2011 entered in the Arbitration Action.

“Other Awards” means that certain Stipulated Partial Final Damages Award dated October 18, 2011 entered in the Arbitration Action and the certain Final Damages Award Against John Rectenwald and Stephen D. Young dated October 17, 2011 entered in the Arbitration Action.

Amount of Incurred Legal Fees and Expenses	As of the date hereof (the “Legal Fee Settlement Date”) the ECP Defendants and the AC Venture Defendants have incurred an aggregate of approximately $33.1 million in legal fees, costs and expenses that the ECP Defendants and the AC Venture Defendants contend resulted from, arose out of or related to the Norit Litigation. These legal fees, costs and expenses, together with any other legal fees, costs and expenses incurred by the ECP Defendants and the AC Venture Defendants on or before the Legal Fee Settlement Date that resulted from, arose out of or related to the Norit Litigation, are collectively referred to herein as the “Incurred Legal Fees”.

Agreement Concerning Amount to be Paid for Incurred Legal Fees and Sufficiency of Other Consideration

As a compromise and in order to resolve the dispute among the Parties related to ADA’s obligation to indemnify the ECP Defendants and the AC Venture Defendants for the Incurred Legal Fees the ECP Defendants and the AC Venture Defendants agree to accept, and ADA agrees that it is liable for and shall pay, as full and final settlement, the amount of $29,163,273 provided that such amount is paid as provided in the section titled “Payment of Settlement Fee Amount” below (the “Settlement Fee Amount”).

In consideration of the promises and mutual agreements contained in this Agreement, and for other good and valuable consideration (including the Settlement Fee Amount), the receipt and sufficiency of which is hereby acknowledged, the Parties agree to be bound by the other provisions of this Agreement.

ADA Capital Contributions to ACS	As of the date hereof, ADA has made, in the aggregate, Capital Contributions to ACS in the amount of $25,563,273 (the “Contribution Amount”).

Payment of Settlement Fee Amount

ADA shall pay or provide the Settlement Fee Amount as follows:

Cash Payment to ACS: ADA shall pay in the aggregate $2.0 million in immediately available funds to ACS on the business day immediately following the date of this Agreement to an account specified in writing by ACS (the “Cash Payment”) in partial satisfaction of the Incurred Legal Fees.

Periodic Cash Payments: In addition, on the business day immediately following the date of this Agreement and then again on the first business day of each month for an aggregate total of sixteen (16) installments, ADA shall pay to ACS to an account specified in writing by ACS $100,000 per installment in partial satisfaction of the Incurred Legal Fees, one-third of which shall be deemed to be owed to each of ACS, RREP and Crowfoot Supply.

Relinquishment of Equity Interests: Effective upon the execution of this Agreement by the Parties, ADA shall relinquish all of its Equity Interests in ACS (which shall collectively be valued at the Contribution Amount) to ACS in partial satisfaction of the Incurred Legal Fees. ADA shall take all actions and to do, or cause to be done, all things necessary, proper or advisable to effect such relinquishment.

IP License Agreement Amendment: ADA shall execute an amendment to the Intellectual Property License Agreement as detailed below upon execution of this Agreement.

Additional Legal Fees and Expenses

Additional Legal Fees: Except as otherwise provided in this Section, ADA, on the one hand, and the ECP Defendants and the AC Venture Defendants, on the other hand, shall pay all their respective legal fees, costs and expenses they incur arising after the Legal Fee Settlement Date resulting from, arising out of or relating to the Norit Litigation, including without limitation, the Final Award and the Settlement Agreements.

Control of Actions or Proceedings or Other Disputes: The ECP Defendants or the AC Venture Defendants may, but shall not be obligated to, elect, at any time and from time to time, to control any Action or Proceeding or other dispute (including counterclaims) resulting from, arising out of or relating to the Norit Litigation, including, without limitation the Final Award, the Other Awards and the Settlement Agreements (the “Norit Matters”), involving any ECP Defendant or AC Venture Defendant, which control shall include full authority to settle the Norit Matters (the “Control Option”); provided, however, that if (1) ADA is current with respect to its monetary obligations pursuant to this Agreement, including to pay the Royalty Payments and with respect to the amount of the Periodic LC (including, without limitation, all Litigation Postings) and the Security LC and (2) to the extent any such settlement concerns Royalty Payments, the settlement must be presented to ADA for its approval (the date such proposal is delivered to ADA, the “Notification Date”), which approval shall not be unreasonably withheld. The ECP Defendants and the AC Venture Defendants shall keep ADA apprised of any settlement discussions that concern potential Royalty Payments. Within five business days after the Notification Date, ADA must (1) consent to the settlement or (2) increase the Periodic LC (the terms of which are set forth below in the paragraph titled “Prepayment of Periodic Royalty Amounts”) in the amount set forth below (each such amount, a “Litigation Posting”).

•      Initial Litigation Posting: At the time ADA rejects any settlement proposal, the Periodic LC amount shall be increased by an amount equal to the difference between (1) the amount of Royalty Payments that have been made up to such time pursuant to the Final Award and (2) the amount of Royalty Payments that would have been due or made up to such time if Norit is granted the relief it is requesting in such Norit Matters or if such Norit Matters are otherwise decided in Norit’s favor.

•      Subsequent Litigation Postings: After the initial increase in the Periodic LC to address a particular rejected settlement proposal, each forecast prepared pursuant to the paragraph below titled “Good Faith Forecast of Periodic Royalty Amount” during the pendency of the Norit Matters shall include an additional amount equal to the difference between (1) the amount of Royalty Payments that would be made pursuant to the Final Award during the period provided for in such paragraph and (2) the amount of Royalty Payments that would be required to be made during the period provided for in such paragraph if Norit is granted the relief it is requesting in such Norit Matters or if such Norit Matters are otherwise decided in Norit’s favor, and such amount shall be added as a separate item in the Royalty Notice. In no event shall the subsequent Litigation Postings include amounts duplicative with the initial Litigation Posting provided for in the immediately preceding paragraph. Any amounts included in the Royalty Notice on account of the Norit Matters shall be clearly set out in the Royalty Notice as amounts to secure a disputed liability and such amounts shall be added to the Periodic LC (the terms of which are set forth below in section titled “Prepayment of Periodic Royalty Amounts”).

If within five business after the Notification Date, (1) ADA fails to reply regarding whether it consents to the proposed settlement or (2) ADA notifies the ECP Defendants and the AC Venture Defendants that it does not consent to the settlement, but fails to make the Litigation Posting within five business days after the Notification Date, then ADA shall automatically be deemed to have consented to the settlement.

If (1) within five business day after the Notification Date ADA notifies the ECP Defendants and the AC Venture Defendants that it does not consent to the settlement and (2) within five business days after the Notification Date ADA makes the Litigation Posting, then the ECP Defendants and the AC Venture Defendants shall, within five business days of the later of such notification or posting, notify ADA if (A) they elect to continue to control the Norit Matters to which the settlement relates on their behalf (and not on behalf of ADA), in which case the ECP Defendants and/or the AC Venture Defendants shall continue to pay all the legal fees, costs and expenses they incur in connection with such Norit Matters or (B) they elect to allow ADA to assume control of such Norit Matters on behalf of the ECP Defendants and/or the AC Venture Defendants with counsel of ADA’s choosing, in which case ADA shall pay all of the legal fees, costs and expenses ADA incurs on behalf of the ECP Defendants and the AC Venture Defendants in connection with such Norit Matters.

To the extent that the ECP Defendants and/or the AC Venture Defendants elect to continue to control any such Norit Matters on their own behalf after ADA has withheld consent to a settlement, the ECP Defendants and/or the AC Venture Defendants shall have sole authority over the conduct of their prosecution or defense of such Norit Matters on their own behalf, and ADA shall be from that point solely responsible for its prosecution or defense of such Norit Matters on its own behalf and ADA shall pay all the legal fees, costs and expenses it incurs in connection with such Norit Matters. All parties shall be free in such case to settle such Norit Matters on its own behalf without prejudice to the other parties.

To the extent that the ECP Defendants or the AC Venture Defendants do not elect to exercise their Control Option at the initiation of a particular Norit Matter, ADA may, but shall not be obligated to, elect to control such Norit Matter, which control shall include full authority to settle such Norit Matter. Any Party not controlling such Norit Matter may at any time retain separate counsel to represent it at its sole cost and expense. The obligation of ADA to indemnify the ECP Defendants and the AC Venture Defendants pursuant to the section titled “ADA Indemnification Obligations for Royalty Payments” shall not be altered in any manner as a result of any such Norit Matter (1) including if no Party elects to control or otherwise defend such Norit Matter (in which case such indemnification obligations shall include any default judgment or similar award entered in such Norit Matter), (2) regardless of which Party, if any, controls any such Norit Matter and (3) regardless of the outcome, including, without limitation, the terms of any settlement (including, without limitation, settlements that ADA is deemed to have automatically consented to pursuant to the provisions of this section) of any such Norit Matter.

Losses Arising from Royalty Payments	ADA Indemnification Obligations for Royalty Payments: ADA agrees that, notwithstanding the joint and several obligations of ADA, ACS and RREP set forth in Sections 2 (Scope of Royalty), 3 (Royalty Terms and Rates), 4 (Payment), 6.d (Audit Costs and Variances) and 7 (Late Payments) in the Final Award, as between ADA on the one hand, and ACS and RREP on the other hand, ADA is obligated to (1) pay Norit any and all amounts due pursuant to such sections of the Final Award with respect to the existing activated carbon manufacturing facility located in Coushatta, Louisiana consisting of four contiguous multi-hearth furnaces and the related equipment (the “Red River Plant”) and the existing Natchitoches facility (together with the Red River Plant, the “Existing Carbon Facilities”) (the “Royalty Payments”) and (2) indemnify the ECP Defendants and the AC Venture Defendants against all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to ADA’s failure to make the Royalty Payments, all of which shall constitute Losses (as defined in the JDA). The Parties further agree that in the event any additional carbon production facilities are constructed or operated by the AC Venture Defendants, or any Affiliates or Subsidiaries thereof, after the date of this Agreement (hereinafter “New Carbon Facilities”), and notwithstanding the joint and several obligations of ADA, ACS and RREP set forth in Sections 2 (Scope of Royalty), 3 (Royalty Terms and Rates), 4 (Payment), 6.d (Audit Costs and Variances) and 7 (Late Payments) in the Final Award, as between ADA on the one hand, and ACS and RREP on the other hand, ACS and RREP (1) are obligated to pay Norit any and all amounts due pursuant to such sections of the Final Award with respect to the New Carbon Facilities and (2) ADA shall have no liability for, and no indemnity obligation with respect to, any and all amounts due to Norit pursuant to such sections of the Final Award with respect to the New Carbon Facilities.

Good Faith Forecast of Periodic Royalty Amounts: On the fifth business day after the end of each calendar quarter the AC Venture Defendants shall in good faith prepare an estimate (based upon projected or actual customer shipments and deliveries for then-existing contracts of the AC Venture Defendants and spot sales) of the amount of the Royalty Payments related to the quarter just ended and shall deliver written notice (each, a “Royalty Notice”) to ADA setting forth in reasonable detail the amount and the basis for the forecast of the Royalty Payments (each, and as adjusted by the true up mechanism detailed below, a “Periodic Royalty Amount”). On the first business day of a month during which a Royalty Payment is due to Norit, the AC Venture Defendants shall in good faith prepare a final statement of the amount of such Royalty Payment (the “Final Quarterly Royalty Amount”) and shall deliver written notice to ADA setting forth in reasonable detail the basis for the Final Quarterly Royalty Amount and ADA shall pay such amount to Norit pursuant to Section 4 of the Final Award.

The AC Venture Defendants shall provide to ADA the royalty reports provided to Norit pursuant to Section 5 of the Final Award substantially concurrently with when such reports are provided to Norit. The AC Venture Defendants shall also provide to ADA and ADA shall provide to the ECP Defendants and the AC Venture Defendants all documents and information they exchange with Norit concerning or relating in any manner to the Norit Litigation, including, but not limited to, the documents and information exchanged relating to Norit’s exercise of its audit rights under the Final Award. Such documents and information shall be provided substantially concurrently with when such documents and information are exchanged with Norit. Information that would otherwise be provided directly to ADA, the ECP Defendants and the AC Venture Defendants, as applicable, pursuant to this paragraph may be designated as “highly confidential” by ADA, the AC Venture Defendants and/or the ECP Defendants, as applicable, and such highly confidential information shall be disclosed in the case of ADA only to the Auditing Accountant and outside counsel for ADA and in the case of the ECP Defendants and the AC Venture Defendants only to their outside counsel and any outside audit firm retained by them. The Auditing Accountant, such outside audit firm and such outside counsel shall agree not to provide such information to ADA, the ECP Defendants and the AC Venture Defendants, as applicable, their respective Subsidiaries and other Affiliates and their respective directors, officers, employees, servants, agents, trustees, insurers, co-insurers, reinsurers, and shareholders. (i.e., “attorneys eyes only”), except as such disclosure may be required by applicable law, in which case ADA, the ECP Defendants and the AC Venture Defendants, as applicable, shall inform the other parties of the disclosure.

If requested by ADA, the AC Venture Defendants shall meet and confer with ADA, the Auditing Accountant and/or outside counsel, as applicable, regarding the method and approach used by the AC Venture Defendants to calculate the Royalty Payments in the statements and reports prepared in accordance with the preceding two paragraphs. If ADA disagrees with any such method or approach after meeting and conferring with the AC Venture Defendants, ADA shall have the option, but not the obligation, to raise, at its sole cost and expense, its objection to such calculation with any arbitration panel empowered in the Arbitration Action to enforce the Final Award, and all Parties shall be bound by any final determination of the amount of the Royalty Payments due pursuant to the procedures set forth in the Final Award or as otherwise determined by any panel in the Arbitration Action. Nothing in this paragraph shall relieve ADA of its obligations pursuant to any provision of this Agreement, including, without limitation, the obligation to fund the Periodic LC with the Periodic Royalty Amount as detailed on the Royalty Notice delivered by the AC Venture Defendants or to pay the Final Quarterly Royalty Amount as determined by the AC Venture Defendants.

Prepayment of Periodic Royalty Amounts: Within five(5) business days after receipt of a Royalty Notice, ADA shall prepay the Periodic Royalty Amount and any Litigation Posting by delivering (or revising an outstanding Periodic LC amount) to the AC Venture Defendants an irrevocable standby letter of credit (the “Periodic LC”) containing the following terms:

•      Stated Amount: Not less than the Periodic Royalty Amount (including the amount of all Litigation Postings).

•      Beneficiaries: The AC Venture Defendants obligated to make Royalty Payments, and, in the event of any Litigation Posting, the ECP Defendants and the AC Venture Defendants that are parties to the particular Norit Matters for which a Litigation Posting was made.

•      Issuing Institution: An Approved Institution (as herein defined).

•      Drawing: The beneficiaries may draw upon the letter of credit 8 business days prior to the due date of any Royalty Payment not previously paid by

ADA and may draw the full amount of such letter of credit at any time between the 29th day prior to the expiration of the letter of credit and the date of the expiration of the letter of credit if a new letter of credit has not been provided with terms no less favorable than the existing letter of credit and, in the event of any Litigation Posting, the beneficiaries may draw upon the letter of credit upon the failure by ADA to pay any amounts due pursuant to this Agreement related to the particular Norit Matters for which the Litigation Posting was made.

•      Term: The Periodic LC delivered to the AC Venture Defendants as prepayment of the Periodic Royalty Amount must be Continually in Place until the later of (1) at least 120 days after the date the corresponding Royalty Payment is due to Norit and (2) at least 30 days after the performance of all actions or obligations of ADA, the AC Venture Defendants and the ECP Defendants related to the particular Norit Matters for which the Litigation Posting was made. Amounts in the Periodic LC attributable to the Periodic Royalty Amount shall remain a part of the Periodic LC until 120 days after the date the corresponding Royalty Payment is due to Norit and amounts in the Periodic LC attributable to a Litigation Posting shall remain part of the Periodic LC until 30 days after the performance of all actions or obligations of ADA, the AC Venture Defendants and the ECP Defendants related to the particular Norit Matters for which the Litigation Posting was made.

•      Prepayment: ADA may pay to the AC Venture Defendants and/or Norit any Final Quarterly Royalty Amount at least 10 business days prior to its due date in lieu of having the letter of credit drawn down, in which case the letter of credit will roll over for subsequent Periodic Royalty Amounts.

The Security LC and Periodic LC (including Litigation Postings) may, at ADA’s discretion, be incorporated into a single letter of credit with a single bank provided that all conditions of both the Security LC and the Periodic LC are complied with and the necessary sums are aggregated in the stated amount.

Any letter of credit provided by ADA pursuant to this Agreement may expire at any time, but will be deemed to be “Continually in Place” only if such letter of credit is renewed or replaced on terms no less favorable than the existing letter of credit at least thirty days prior to the expiration date of the existing letter of credit.

“Approved Institution” means a (1) financial institution of national reputation and reasonably satisfactory to the AC Venture Defendants or (2) the Bank of the West in Denver, Colorado; provided, that if the financial institution issuing the letter of credit(s) suffers an Adverse Rating Event, then within 10 business days of such Adverse Rating Event, ADA shall cause a new Approved Institution selected in accordance with clause (1) to issue the applicable letter of credit(s).

“Adverse Rating Event” means that the first to occur of (1) a downgrade in the rating accorded to the financial institution or the financial institution’s debt securities or long-term debt by any “nationally recognized statistical rating organization”(as defined by the Securities and Exchange Commission for purposes of Rule 436(g)(2) under the Securities Act of 1933, as amended) or (2) any such organization publicly announces that it has under surveillance or review, with possible negative implications, its rating of the financial institution or the financial institution’s debt securities or long-term debt.

Initial Royalty Payment and Good Faith Estimate: Before the date of this Agreement ADA paid Norit for all royalties past due pursuant to Section 4 of the Final Award, which is through June 30, 2011. The parties have agreed upon a written good faith forecast of the Periodic Royalty Amount related to the third quarter of 2011, which shall be deemed the initial Periodic Royalty Amount. No later than five business days after the execution of this Agreement, ADA shall cause the stated amount of the Periodic LC to be no less than the initial Periodic Royalty Amount.

Audit Election: Upon reasonable prior notice, but in any event no more than once in any calendar year, until December 31, 2019, ADA may elect, at its sole costs and expense, to have a nationally or regionally recognized U.S. independent public accountant reasonably satisfactory to the ECP Defendants and the AC Venture Defendants (the “Auditing Accountant”) conduct an audit to verify that the payments and reports made by ADA or the AC Venture Defendants pursuant to the Final Award are accurate, complete, and in compliance with the terms and conditions of the Final Award, and that, when applicable, royalties have been paid on Gross Revenues (as defined in the Final Award) for activated carbon in accordance with the terms of the Final Award (in all cases, solely to determine the accuracy of the amount of such payments related to the Existing Carbon Facilities and the division of such payments between the Existing Carbon Facilities and the New Carbon Facilities). Such examination shall occur at a location or locations on the AC Venture Defendants’ premises reasonably designated by the AC Venture Defendants and shall not unreasonably interfere with the normal business operations of the AC Venture Defendants. The AC Venture Defendants shall provide the Auditing Accountant with access to all relevant information reasonably requested to conduct the audit. Information received by the Auditing Accountant pursuant to this paragraph may be designated as “highly confidential” by the AC Venture Defendants and/or the ECP Defendants and such highly confidential information shall be disclosed only to the Auditing Accountant and outside counsel for ADA and the Auditing Accountant and outside counsel shall agree not to provide such information to ADA, its Subsidiaries and other Affiliates and their respective directors, officers, employees, servants, agents, trustees, insurers, co-insurers, reinsurers, and shareholders., i.e., “attorneys eyes only.”

Auditing Accountant Selection: To maintain the independence of the audit and the confidentiality of the AC Venture Defendants’ information subject to such audit, the Auditing Accountant selected by ADA (and any persons working for such accountant) shall be bound to keep confidential the details of the AC Venture Defendants’ operations (including, but not limited to, their confidential information and trade secrets) subject to the audit and to limit the disclosure of the results of any audit to ADA solely to the amount, if any, of a payment adjustment that should be made and whether the adjustment is required due to technical or financial concerns. Any Auditing Accountant selected by ADA (and any persons working on the audit) shall not have worked for ADA or any Affiliate of ADA other than as an Auditing Accountant (or as a person working for such accountant) under this Agreement for at least 3 years and shall not work for ADA or any Affiliate of ADA for at least 3 years after such audit is completed.

Audit Variances and Misallocations: No action shall be taken unless the audit identifies a variance with respect to an amount due to Norit or a misallocation of the royalties paid pursuant to the Final Award between the Existing Carbon Facilities and the New Carbon Facilities, in both cases, of more than 5% of a Royalty Payment(s) made to Norit. In the event that an audit identifies a variance of an amount due to Norit of greater than 5%, ADA shall have the right, but not the obligation, to conduct an additional audit pursuant to the procedures in the paragraph titled “Audit Election” in the calendar year in which the discrepancy was discovered. In the event that the (1) variance resulted from a purely arithmetic error by the AC Venture Defendants in calculating the amount of a Royalty Payment(s) due to Norit (as reasonably agreed by ADA and the AC Venture Defendants) or (2) the AC Venture Defendants misallocated such royalty payment(s) to the Existing Carbon Facilities, in either case, by more than 5%, the AC Venture Defendants shall pay the amount of such arithmetic error or misallocation and interest on such amount at the Interest Rate and any related collection efforts within 10 business days of agreement on such amount or an adjudication thereof. The “Interest Rate,” for purposes of this Agreement, means the rate per annum equal to the lesser of (1) the prime rate as published by the Board of Governors of the Federal Reserve System, as published in statistical release H. 15 or any publication that may supersede it on the day that interest begins to accrue, plus 2 1/2%, and (2) the maximum rate permitted by applicable law. In the event that the AC Venture Defendants misallocated such royalty payments to the New Carbon Facilities by more than 5%, ADA shall pay the amount of such misallocation and interest on such amount at the Interest Rate and any related collection efforts within 10 business days of agreement on such amount or an adjudication thereof. Notwithstanding the foregoing, if ADA is not current with respect to its monetary obligations pursuant to this Agreement, including to pay the Royalty Payments and with respect to the amount of the Periodic LC (including, without limitation, all Litigation Postings) and the Security LC, then any amounts due by the AC Venture Defendants to ADA pursuant to this paragraph shall not be paid to ADA and shall instead be off-set against such ADA obligations until the full amount of such ADA obligations are satisfied.

In the event that there is a dispute with Norit concerning the royalty amounts due under the Final Award, and notwithstanding the results of any audit undertaken pursuant to this Agreement, the Parties shall be bound by any final determination of the amount of the Royalty Payments due pursuant to the procedures set forth in the Final Award or as otherwise determined by any panel in the Arbitration Action.

If the audit identifies any variances other than those resulting from purely arithmetic errors with respect to the amount of royalty payments due to Norit pursuant to the Final Award resulting from, arising out of or relating to the Existing Carbon Facilities, ADA may, but shall not be obligated, to present the results of such audit to Norit and request that an adjustment be made to the payments made pursuant to the Final Award. The AC Venture Defendants subject to the royalty payments in the Final Award shall provide reasonable cooperation to ADA in presenting audit results to Norit and subsequently the panel in the Arbitration Action if ADA cannot reach agreement with Norit and decides to pursue the issue with such panel (which cooperation shall not require such AC Venture Defendants to incur any out of pocket expenses). If ADA is current with respect to its monetary obligations pursuant to this Agreement, including to pay the Royalty Payments and with respect to the amount of the Periodic LC (including, without limitation, all Litigation Postings) and the Security LC, any amounts received from Norit as a result of such adjustment shall be paid to ADA. If ADA is not so current, such amounts shall first be paid to the AC Venture Defendants to cure all such deficiencies and then the remaining amount, if any, shall be paid to ADA.

Notwithstanding the results or pendency of any (1) audit, (2) proceeding with or decision by the panel in the Arbitration Action regarding a dispute over the amount of royalty payments due to Norit pursuant to the Final Award or (3) the adjudication of any miscalculation or misallocation, the Parties shall continue to perform all their respective obligations pursuant to this Agreement, including ADA’s obligations with respect to the Royalty Payments, the Periodic LC (including, without limitation, all Litigation Postings) and the Security LC.

Security for Royalty Payments	Additional Security for Royalty Payments: As additional security for the prompt and complete performance when due of the Royalty Payments, ADA shall post, in accordance with, and subject to the limitations of, this section, a letter of credit benefiting the AC Venture Defendants obligated to make Royalty Payments (the “Security LC”) containing the following terms:

•      Stated Amount: Calculated pursuant to this provisions of this section.

•      Beneficiaries: The AC Venture Defendants obligated to make Royalty Payments.

•      Issuing Institution: An Approved Institution.

•      Drawing: The beneficiaries may draw upon the letter of credit 5 business days after the due date of any Royalty Payment not previously paid by ADA and may draw the full amount of the letter of credit at any time between the 29th day prior to the expiration of the letter of credit and the date of the expiration of the letter of credit if a new letter of credit has not been provided with terms no less favorable than the existing letter of credit.

•      Term: The Security LC must be Continually in Place until at least the 1 year anniversary of the date the final Royalty Payment is due.

This Security LC is in addition to the letter of credit established by ADA for the Periodic Royalty Amount as set forth above under the heading “Prepayment of Periodic Royalty Amount.”

1. Amount of Security LC: ADA shall establish the Security LC in the minimum aggregate amounts set forth below (the “Minimum Security LC Amount”) on or before the dates noted. For the avoidance of doubt, amounts stated below are aggregate amounts of the Security LC on such date and are not additional amounts to any existing Security LC.

Date	Amount
September 30, 2012	$1,000,000
March 31, 2013	$1,500,000
September 30, 2013	$2,000,000
March 31, 2014	$2,500,000
September 30, 2014	$3,500,000
March 31, 2015	$4,500,000
September 30, 2015	$5,000,000
March 31, 2017	$3,500,000
September 30, 2017	$2,500,000

At any time when the stated amount of the Security LC exceeds $5,000,000, the stated amount of the Security LC may be reduced by the amount, if any, of the New Investment Security Amount; provided that in no event shall such reduction cause the stated amount of the Security LC to be less than $5,000,000. By way of example, if the stated amount of the Security LC equals $6,000,000 and ADA makes a Passive Investment such that the New Investment Security Amount is $2,000,000, ADA may, at its election, reduce the stated amount of the Security LC to $5,000,000 for so long as the New Investment Security Amount equals or exceeds $1,000,000. The foregoing notwithstanding, if at any date the amount of the Periodic LC and the Security LC when combined exceeds the Remaining Royalty Estimate, ADA may cause the amount of the Security LC to be reduced such that the amount of the Periodic LC and the Security LC when combined equals or exceeds the Remaining Royalty Estimate.

2. Special Proceeds. Sales of equity in ADA are expressly excluded from this section and “Special Proceeds” as defined below. Subject to the foregoing exclusion and in addition to the above Minimum Security LC Amounts set forth in paragraph 1, within two (2) business days of receipt by ADA of any net cash and cash equivalent proceeds from (1) the sale, assignment, transfer, conveyance lease, or other disposal (each, a “Sale Transaction”) of any interest in the Refined Coal Business, (2) any distributions or portion of distributions from the Refined Coal Business resulting from a Sales Transaction of any asset or assets of the Refined Coal Business in one or a series of related transactions for an amount in excess of $500,000 other than in the ordinary course of business (for purposes of this item (2),“ordinary course of business” shall include the sale or lease of equipment in the Refined Coal Business) and (3) any Sales Transaction of any asset or assets (including equity interests in any direct or indirect subsidiary, other than the Refined Coal Business, which is addressed in clause (1) above) in one or a series of related transactions for an amount in excess of $1,000,000 other than in the ordinary course of business, ADA shall apply any and all such net amounts (collectively, the “Special Proceeds”) as follows:

(A) first, 100% to the AC Venture Defendants until the AC Venture Defendants have been reimbursed for the aggregate amount of all Royalty Payments funded out of pocket by any of them, or on behalf of any of them, through the date of such allocation (other than via draws upon the Periodic LC or the Security LC provided by ADA under this Agreement) plus interest on each such payment made by the AC Venture Defendants at the Interest Rate;

(B) second, 100% to fund the Periodic LC (including, without limitation, all Litigation Postings) to the then- required amount to the extent not yet funded as required by this Agreement;

(C) third, 100% to fund/replenish the Security LC to the then-required amount to the extent not yet funded as required by this Agreement;

(D) fourth, 50% to increase the stated amount of the Security LC until the aggregate total of all contributions pursuant to this subparagraph (D) equals $10,000,000 or, at any time when the stated amount of the Security LC exceeds $5,000,000, $10,000,000 minus the New Investment Security Amount (by way of example, if on a certain date, the stated amount of the Security LC equals $6,000,000 and the New Investment Security Amount is $1,000,000, then the Special Proceeds shall be applied pursuant to this subpart (D) until the aggregate total of all contributions pursuant to this subparagraph (D) equals $9,000,000); provided, that if such increase would cause the stated amount of the Periodic LC and the Security LC when combined to exceed the Remaining Royalty Estimate, only such portion of such increase shall be made as is necessary to cause such stated aggregate amount to equal the Remaining Royalty Estimate; and

(F) fifth, any remaining Special Proceeds shall be retained 100% by ADA to be used in its sole discretion.

Notwithstanding the foregoing, if any Special Proceeds are derived from the sale of a portion (but not all) of the equity interests in any direct or indirect subsidiary of ADA pursuant to clause (3) above up to a maximum of $5,000,000 and such amounts are retained in such direct or indirect subsidiary of ADA to capitalize such joint venture between ADA and one or more third parties and such amounts are retained in such entity to further the business of such entity, subparagraph (D) shall not apply with respect to such Special Proceeds. For the avoidance of doubt, to the extent the amount of such Special Proceeds exceeds $5,000,000, subparagraph (D) shall still apply with respect to the amount of such Special Proceeds in excess of $5,000,000.

3. Supplemental Security LC Increases Arising from Cash Distributions and Profits of ADA. In the event that ADA declares or otherwise issues a dividend to any or all of its shareholders or repurchases any equity security from any or all of its shareholders prior to January 1, 2018 (other than repurchases of common stock under employee stock plans), ADA shall, within two business days of such dividend or repurchase, make a supplemental increase in the stated Security LC amount in an amount equal to 50% of the aggregate fair market value of such dividends or amount spent to repurchase such equity securities (the “Cash Distribution LC Amount”), such Cash Distribution LC Amount not to exceed

$7,500,000 in the aggregate. Further, the first time that ADA achieves in a fiscal year ending prior to January 1, 2018 total earnings in excess of $20,000,000 as reported in its audited year end financial report, ADA shall, within 48 hours of the public disclosure of such earnings, make a one time supplemental increase in the stated Security LC amount of $5,000,000 (the “Profit LC Amount”); provided, however, that in no event shall the aggregate increase of the stated Security LC amount from all Cash Distribution LC Amount increases and the Profit LC Amount exceed $7,500,000; provided, further, that if any increase in the Security LC amount provided under this paragraph 3 would cause the aggregate stated amount of the Periodic LC and the Security LC when combined to exceed the Remaining Royalty Estimate, only such portion of such increase to the Security LC shall be made as is necessary to cause such stated aggregate amount to equal the Remaining Royalty Estimate. For the avoidance of doubt, the aggregate maximum amount of the Security LC is $22,500,000, comprised of the maximum of $5,000,000 required under paragraph 1 as of August 31, 2015, plus the maximum Security LC increase of $10,000,000 in connection with “Special Proceeds” increases, plus the maximum increase of $7,500,000 required under this paragraph.

4. New Investment Security. If ADA makes a Passive Investment in any New Investment, ADA (1) shall grant the AC Venture Defendants a lien and security interest on, and shall pledge to the AC Venture Defendants all right, title and interest, whether then owned or thereafter acquired in, to and under, whatever interests ADA receives in connection with such Passive Investment in such New Investment as additional security for the prompt and complete payment and performance when due of the Royalty Payments, provided that such lien and security shall be released within 10 days after receipt by the AC Venture Defendants of a written request by ADA, which written request shall be delivered to the AC Venture Defendants no earlier than the date on which the amount of the Periodic LC and the Security LC when combined first equals or exceeds the Remaining Royalty Estimate and (2) the agreements or other documents governing such Passive Investment in such New Investment shall (A) provide that whenever ADA is to be paid any sum with respect to such Passive Investment in such New Investment, any amounts owed by ADA to the AC Venture Defendants pursuant to this Agreement shall be deducted from that sum before payment and (B) include a provision substantively similar to Section 12.2(f) (Remedies Upon Indemnity Default) of the ACS LLC Agreement as it exists as of the date of this Agreement.

5. Drawings on the Security LC. The AC Venture Defendants shall only draw on the Security LC to make Royalty Payments due that have not been made by ADA. Within 10 business days of any drawing on the Security LC by any AC Venture

Defendant, ADA shall immediately use its best efforts to replenish such security; provided, however, if the aggregate amount available to the AC Venture Defendants pursuant to the combined Periodic LC and the Security LC stated amounts after such drawing exceeds the aggregate amount of all Royalty Payments to be paid pursuant to the Final Award in the next 12 months, as reasonably estimated by the AC Venture Defendants, then ADA shall have no less than 120 days to replenish the Security LC.

6. Nothing in this Section shall relieve ADA of its obligations pursuant to any other provision of this Agreement or any other agreement or limit the remedies available to the AC Venture Defendants or the ECP Defendants pursuant to any other provision of this Agreement or any other agreement.

“New Investment Security Amount” means an amount equal to (1) 50% times (2) the aggregate amount of all Passive Investments in New Investments owned by ADA on a particular date.

“Remaining Royalty Estimate” means the aggregate amount of all Royalty Payments remaining to be paid pursuant to the Final Award, as reasonably estimated by the AC Venture Defendants to be provided by ACS to ADA when reasonably requested on no more than a quarterly basis.

“Refined Coal Business” means the development, sale, lease or operation of equipment for the control of mercury and NOx in cyclone boilers that qualifies for section 45 tax credits as the business is currently conducted by, or as may be conducted by, Clean Coal Solutions, LLC.

Extraordinary Transactions	Extraordinary Transactions: In the event that ADA (or any of its successors, assigns or direct or indirect subsidiaries in which ADA holds directly or indirectly at least a fifty percent equity interest (collectively, “Related Parties”)) (1) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (2) enters into a Sales Transaction for all or substantially all of its assets with any Person or Persons acting together or constituting a “group” under Section 13(d) of the Exchange Act (a “Group”), (3) enters into a Sale Transaction for a material portion of its assets with any Person or Group under direct or indirect common control with ADA or any Related Party or (4) undertakes any reorganization, consolidation, restructuring, recapitalization or other change in its ownership whereby a Person or Group controls more than 50% of ADA’s or any Related Party’s voting securities then, and in each such case, such Related Parties (and their respective successors, assigns and direct and indirect subsidiaries) shall deliver to the ECP Defendants and the AC Venture Defendants a duly executed joinder or similar binding written undertaking to assume, on a joint and several basis with ADA and any other such Related Party (and their respective successors, assigns and direct and indirect subsidiaries), the obligations of ADA and the applicable Related Parties under this Agreement.

Release of Certain Known Claims Related to the Existing Actions	ECP/ACS Release: In consideration of ADA’s promises in this Agreement, effective immediately, the ECP Defendants and the AC Venture Defendants, each on their own behalf and on behalf of their predecessors, successors, assigns, parent entities, Subsidiaries, and Affiliates, and each of its past and present directors, officers, partners, members, employees, servants, agents, trustees, insurers, co-insurers, reinsurers, attorneys, and shareholders (collectively and individually the “ECP/ACS Releasors”) releases, waives, and forever discharges ADA and each of their predecessors, successors, assigns, parent companies, Subsidiaries, and Affiliates, and each of their past and present directors, officers, partners, members, employees, servants, agents, trustees, insurers, co-insurers, reinsurers, attorneys, and shareholders (collectively, the “ADA Releasees”) from and against all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, injunctive relief, fees, variances, trespasses, damages, judgments, abstracts of judgments, liens, extents, executions, claims, demands, liabilities, costs, expenses, obligations, contracts, rights to subrogation, rights to contribution, and remedies of any nature whatsoever, in law, admiralty, or equity, in any kind of forum, whether sounding in contract, tort, or otherwise, that are known or reasonably should have been known by them (collectively, “Claims”), which Claims any or all of the ECP/ACS Releasors ever had, now have or that reasonably should have been known by them (but specifically excluding those actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, injunctive relief, fees, variances, trespasses, damages, judgments, abstracts of judgments, liens, extents, executions, claims, demands, liabilities, costs, expenses, obligations, contracts, rights to subrogation, rights to contribution, and remedies of any nature whatsoever, in law, admiralty, or equity, in any kind of forum, whether sounding in contract, tort, or otherwise, that were not known or that may not reasonably have been known by them (collectively, “Unknown Claims”)) against any or all of the ADA Releasees, from the beginning of the world until the date of this Agreement, arising from the Texas Action, the Arbitration Action and the New Jersey Action; provided, however, that the ECP/ACS Releasors do not release ADA from any Claim resulting from, arising out of or relating to (1) the ADA Indemnity Obligations or (2) any obligation ADA or its Affiliates has pursuant to the ADA/Norit Settlement Agreement, the Final Award (except with respect to breaches by ADA of its obligations pursuant to the Final Award to pay Norit any and all amount due with respect to the New Carbon Facilities, which shall be ECP/ACS Release Claims Released Claims), the Other Awards or this Agreement (collectively, the “ECP/ACS Released Claims”). Nothing herein shall release or discharge any Claims that any Party may have in the future for failure to comply with this Agreement. Notwithstanding the foregoing paragraph and the section titled “Additional Legal Fees”, automatically upon the breach and failure to cure within two business days by ADA of its obligations pursuant to this Agreement with respect (1) to making the Royalty Payments or (2) to funding the Security LC or the Periodic LC (including, without limitation, all Litigation Postings), the ECP Defendants and the AC Venture Defendants may bring Claims pursuant to the terms of the JDA and this Agreement for Losses (as defined in the JDA) (including, without limitation, any indirect, incidental, punitive, special or consequential damages whatsoever which in any way arise out of, relate to or are a consequence of such breach by ADA) suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to such breach by ADA regardless of when such Losses first arose and the foregoing release shall be deemed null and void ab initio with respect to such Losses (collectively, “Breach Claims”).

ADA Release: In consideration of the ECP Defendants’ and the AC Venture Defendants’ promises in this Agreement, effective immediately, ADA, on its own behalf and on behalf of its predecessors, successors, assigns, parent entities, Subsidiaries, and Affiliates, and each of its past and present directors, officers, partners, members, employees, servants, agents, trustees, insurers, co-insurers, reinsurers, attorneys, and shareholders (collectively and individually the “ADA Releasors”) releases, waives, and forever discharges the ECP Defendants and the AC Venture Defendants and each of their predecessors, successors, assigns, parent companies, Subsidiaries, and Affiliates, and each of their past and present directors, officers, partners, members, employees, servants, agents, trustees, insurers, co-insurers, reinsurers, attorneys, and shareholders (collectively, the “ECP/ACS Releasees”) from and against all Claims, which Claims any or all of the ADA Releasors ever had, now have or reasonably should have known they had (but specifically excluding the Unknown Claims) against any or all of the ECP/ACS Releasees, from the beginning of the world until the date of this Agreement, arising from the Texas Action, the Arbitration Action and the New Jersey Action; provided, however, that the ADA Releasors do not release the ECP Defendants or the AC Venture Defendants from any obligation the ECP Defendants, the AC Venture Defendants and their respective Affiliates has pursuant to the ACS/Norit Settlement Agreement, the Final Award (except with respect to breaches by ACS or RREP of their obligations pursuant to the Final Award to pay Norit any and all amount due with respect to the Existing Carbon Facilities, which shall be ADA Released Claims) or this Agreement (collectively, the “ADA Released Claims”). Nothing herein shall release or discharge any Claims and any Party may have in the future for failure to comply with this Agreement.

Bar: (1) The ECP/ACS Releasors agree, effective immediately, to forever waive and forego any right to commence, prosecute, or assert, on their own behalf or on behalf of another, any claims, cross-claims, or counterclaims in any court or other forum in the United States or elsewhere, against the ADA Releasors, whether arising under state, federal, or foreign law, arising from the ECP/ACS Released Claims and (2) the ADA Releasors agree, effective immediately, to forever waive and forego any right to commence, prosecute, or assert, on their own behalf or on behalf of another, any claims, cross-claims, or counterclaims in any court or other forum in the United States or elsewhere, against the ADA Releasors, whether arising under state, federal, or foreign law, arising from the ADA Released Claims; provided, however, in the case of both clause (1) and (2) above, the ECP/ACS Releasors and the ADA Releasors (collectively, the “Releasors”) do not waive and forego any right to commence, prosecute, or assert any claim, cross-claims, or counter-claims in any court or other forum in the United States or elsewhere, on their own behalf or on behalf of another, whether arising under state, federal, or foreign law, relating to or arising from this Agreement or any other agreement among any of the Releasors. The Releasors agree that this provision may be enforced by injunction (including an antisuit injunction) by any ECP/ACS Releasee or ADA Releasee, that the damage caused by such unauthorized claims are incapable of being calculated with certainty, and thus appropriate for injunctive relief. If any court or regulatory body fails to dismiss the actions or enter the consent judgments as contemplated herein or otherwise modifies the orders of dismissal or consent judgments attached hereto in a manner that changes the legal rights and obligations of the Parties, the release and bar provided for herein shall operate so as to only permit the Parties to pursue their rights and obligations consistent with this Agreement.

Other Losses: Except as expressly set forth in this Agreement regarding Breach Claims, (1) this Agreement supersedes and completely replaces the Parties’ respective rights and obligations with respect to Losses incurred and indemnification regarding the Norit Litigation under the JDA and the LLC Agreement and (2) nothing in this Agreement shall expand or limit the Parties’ respective indemnification rights and obligations pursuant to the JDA or the ACS LLC Agreement for matters other than the Norit Litigation.

Tolling Arrangement	Tolling of Limitations Periods: Any and all statutes of limitations, statutes of repose, contractual time limitations, and any other limitations related to the passage of time, including, without limitation, laches, estoppel and waiver, applicable to any Breach Claims under common law or under federal, state and/or local statutory law shall be tolled for a period of time commencing on the date hereof and ending on the expiration of the one year anniversary of the obligations to pay Norit royalties pursuant to the Final Award (the “Tolling Period”). The running of any period of time under any applicable statute of limitations or any other time-related defense applicable to any Breach Claims shall commence again after the end of the Tolling Period, unless there is an extension of the Tolling Period executed in writing by and on behalf of the Parties. The Tolling Period shall not be considered in computing any period of time under any applicable statute of limitations or any other time-related defense. The Parties shall not to assert any defense under any applicable statute of limitations or any other time-related defense except to the extent that such defense is based on periods of time that are not tolled pursuant to this Agreement or any previous tolling agreement among any of the Parties. ADA shall not assert that the failure of the ECP Defendants or the AC Venture Defendants to commence a proceeding during the Tolling Period gives it any additional grounds for any defense or avoidance with respect to any Breach Claims. By entering into this Agreement, none of the Parties makes any admissions or representations with regard to the date or dates on which any applicable statute of limitations or other time-related defense may expire or may have expired. This paragraph may not be used as evidence in any proceeding for any purpose other than to prove that the Parties agreed to a tolling of time-based defenses, as provided herein. Nothing herein does or shall be deemed to preclude the ECP Defendants or the AC Venture Defendants from taking any action with respect to the Norit Litigation, including, without limitation, the defense and settlement thereof.

Option to Participate in New Projects and Investments

Notice of New Project or Investment: If the ECP Defendants, the AC Venture Defendants or their respective Affiliates and Subsidiaries seek to pursue any new Project (as defined in the JDA) or other investment in which all or a substantial portion of the revenues are derived from the manufacture and sale of activated carbon (a “New Investment”), such Person shall present such proposed New Investment to ADA, including a reasonable description of the proposed New Investment and the amount of the proposed investment for an equity or other interest in such New Investment. ADA shall have the option to make a passive investment in such New Investment as provided below.

ADA Option for Passive Investment: ADA shall have the option to elect, by written notice to the Person proposing such New Investment delivered no more than 30 days from the date on which the proposed New Investment was first presented to ADA to make (directly or through a wholly-owned subsidiary) a corresponding passive investment on an economic 49.9%/50.1% (with ADA having the minority interest) basis and in the same form (e.g., common stock, preferred equity or convertible debt) except with respect to voting, control or similar rights, or in such lesser amount determined by ADA, but in any event not less than 25% of the total economic investment to be made by the Person proposing the proposed New Investment (a “Passive Investment”). For the avoidance of doubt, ADA shall not obtain any voting, control or similar rights in the proposed New Investment but shall have the option to participate oneconomic terms proportional to the Person proposing the investment.

Failure to Respond: If ADA fails to affirmatively elect to invest in such proposed New Investment within such 30-day period, ADA shall be deemed to have affirmatively declined to participate in such New Investment and the presenting Person shall be free to pursue such proposed New Investment independently or with any other Person.

Exclusions from Option: This option and the notice provisions of this section shall not apply to the first facility associated with the Vortex Project.

Option is Non-Transferable: ADA shall not assign the option to make a passive investment in a New Investment and any attempt to do so shall be void ab initio.

Termination of Option: ADA’s option to make a passive investment in New Investments shall expire upon the earliest to occur of (the “Expiration Date”):

• October 1, 2015;

• A Change of Control of ACS; and

• A Change of Control of ADA.

In addition, ADA’s option to make a passive investment in New Investments shall expire upon the earliest to occur of a Bankruptcy Event or a Failure to Pay occurring prior to the Expiration Date; provided, however, that within 60 days of the occurrence of any Failure to Pay, ADA’s option shall be reinstated if ADA fulfills its obligations that resulted in the Failure to Pay within 60 days of the occurrence of any Failure to Pay.

“Change of Control” means, with respect to any Person, (a) the sale of all or substantially all of such Person’s assets in one transaction or series of related transactions, (b) a merger, consolidation, refinancing or recapitalization as a result of which the holders of such Person’s issued and outstanding voting securities immediately before such transaction own or control less than a majority of the voting securities of the continuing or surviving entity immediately after such transaction and/or (c) the acquisition (in one or more transactions) by any Person or Persons acting together or constituting a “group” under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) together with any Affiliates thereof (other than equity holders of such Person as of the date hereof and their respective Affiliates) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) or control, directly or indirectly, of at least a majority of the total voting power of all classes of securities entitled to vote generally in the election of such Person’s board of directors or similar governing body.

“Bankruptcy Event” means, with respect to ADA, the occurrence of one or more of the following events: (a) ADA (i) admits in writing its inability to pay its debts as they become due, (ii) files, or consents or acquiesces by answer or otherwise to the filing against it of, a petition for relief or reorganization or rearrangement, readjustment or similar relief or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, dissolution, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as bankrupt or as insolvent or to be liquidated, (vi) gives notice to any governmental authority of insolvency or pending insolvency, or (vii) takes corporate action for the purpose of any of the foregoing; or (b) a court of competent jurisdiction enters an order appointing, without consent by ADA, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of ADA, or any such petition shall be filed against ADA and is not dismissed within 60 days.

“Failure to Pay” means, with respect to ADA, the failure to pay any payment or provide any indemnification required pursuant to this Agreement, including, without limitation, any Royalty Payment, when due or the failure to post or replenish any letter of credit required pursuant to this Agreement when due, provided that a “Failure to Pay” shall not occur if ADA makes such payment, provides such indemnification or posts or replenishes such letter of credit within 30 days of any such failure.

Drag-Along /Tag-Along Rights	Drag-Along and Tag-Along Rights: ADA’s passive investment in any New Investment shall be subject to and shall benefit from drag-along and tag-along rights and obligations (including indemnification) substantially similar to the rights and obligations of Carbon Solutions Management, LLC as of the date of this Agreement in the ACS LLC Agreement; provided that ADA shall be obligated to make representations and warranties in any transaction subject to the drag-along and tag-along rights only to the extent commensurate with ADA’s level of economic interest in and knowledge of a particular investment. These rights and obligations shall also apply if there is a Change in Control of ACS.

Structure of New Projects and Investments

Special Purpose Entity: A special purpose entity, which may, but need not, be a Subsidiary of ACS, shall be formed for each New Investment. ADA’s passive economic participation for each New Investment shall be limited to the special purpose entity formed for the particular New Investment.

Relationship Among Projects: The ECP Defendants and the AC Venture Defendants, at their sole discretion, shall determine from time to time and at any time which Project, including, without limitation, New Investments, shall be utilized to fulfill particular offtake or other similar supply contracts and ADA waives any and all claims it may have with respect to such decisions and the operations of the AC Venture Defendants and any special purpose entity formed as a result of a New Investment; provided that the limited liability company agreement or similar document of such special purpose entity shall not be amended without ADA’s consent in a manner that:

•      Modifies the limited liability of ADA;

•      Disproportionately and adversely affects the economic interest of ADA in such entity; or

•      Increases ADA’s obligation to commit capital to such entity beyond the commitment ADA undertakes pursuant to the option provided in this Agreement.

Non-Compete Obligations

ADA Non-Compete Obligations: Until the Expiration Date, ADA shall not:

•      Compete with the AC Venture Defendants and their Affiliates by selling activated carbon (other than in conjunction with the AC Venture Defendants and their Affiliates);

•      Other than to Alstom, Siemens or their successors and assigns, sell activated carbon injection (“ACI”) equipment and systems to any Person that manufactures, produces or supplies activated carbon to third Persons;

•      In connection with selling ACI equipment and systems, enter into any agreement, arrangement or understanding, including, without limitation, any joint marketing agreement, license or similar agreement with any Person whereby ADA or such Person markets or sells such Person’s activated carbon;

•      Sell, exchange, lease, license, assign, transfer or otherwise provide any Intellectual Property of ADA or any of its Affiliates to any Person (other than to ACS and its Affiliates) to be used in connection with the manufacture, production, processing and/or supply of activated carbon;

•      Except as expressly provided in this Agreement, make any new debt, equity or other investment in an activated carbon production or supply Project, venture or company or undertake an investment opportunity in which all or a substantial portion of the revenues are derived from the manufacture, processing or sale of activated carbon; and

•      Provide consulting or other services to any Person (other than the AC Venture Defendants and their Affiliates) relating to the manufacture, production, processing and/or supply of activated carbon.

Limitation of ADA Non-Compete Obligations: The foregoing notwithstanding, unless expressly provided below, the non-compete obligations shall not:

•       Prohibit ADA from selling its ACI equipment and other emission control systems (as opposed to manufacturing, producing, processing and/or supplying activated carbon) in transactions not involving the sale or supply of activated carbon, including, without limitation, to other equipment or systems suppliers. Notwithstanding the foregoing, the restrictions in the second bullet under the heading “Non-Compete Obligations” shall still apply.

•       Prohibit ADA from providing consulting services to any end user of ACI or other emissions control equipment or systems (other than such end users that manufacture, produce, process and/or supply activated carbon) relating to the manufacture, production, processing and/or supply of activated carbon.

•       Prohibit ADA from developing technology primarily for injection of activated carbon (as opposed to manufacturing, producing, processing and/or supplying activated carbon) for ADA’s ongoing ACI business;

•       Prohibit ADA from processing activated carbon provided by a Person who acquired an ACI system from ADA or otherwise retained the services of ADA at such Person’s facility; provided that ADA receives no compensation from any Person related to the supply of such activated carbon;

•       Limit or restrict in any manner ADA’s right to develop new technologies for applications other than mercury control, including, without limitation, development of CO2 sequestration technologies that use activated carbon; and

• In connection with selling ACI equipment and systems, prohibit ADA from:

•       on any individual project where activated carbon and ACI equipment or systems are being jointly solicited by a customer, bidding on such equipment or system project alongside a bid by the AC Venture Defendants and their Affiliates to supply the activated carbon for such project; or

•       purchasing and providing activated carbon to an ADA customer as a backup for a performance guarantee or otherwise in connection with the sale of an ADA mercury removal technology other than injection of activated carbon (e.g., sale of CyClean technology); provided that

• if the AC Venture Defendants and their Affiliates have not committed to sell 85% of their then existing capacity, ADA shall purchase and provide such carbon from the AC Venture Defendants and their Affiliates and the AC Venture Defendants and their Affiliates agree to quote ADA the lowest price and best terms they have quoted any customer for comparable activated carbon within the previous 6 months; or

•      if the AC Venture Defendants and their Affiliates have committed to sell 85% of their then-existing capacity, ADA may, at its option (i) accept prices and terms from the AC Venture Defendants and their Affiliates determined in accordance with the immediately preceding bullet or (ii) obtain a quote on price and terms from another activated carbon supplier and present that quote to the AC Venture Defendants and their Affiliates which will have 10 business days to match such quote whereupon ADA shall be obligated to purchase such carbon from the AC Venture Defendants and their Affiliates, or, if the AC Venture Defendants and their Affiliates do not match such quote, ADA may purchase such carbon from such other supplier on the prices and terms in such other supplier’s quote.

Joint Marketing Efforts and AC Venture Defendants Non-Compete Obligations: Until the earlier of (1) the six month anniversary of the date of this Agreement and (2) the occurrence of any Bankruptcy Event or Failure to Pay (a) the AC Venture Defendants shall work with ADA and vice versa to jointly market ACI equipment and systems and activated carbon in the North American coal-fired utility market and (b) the AC Venture Defendants shall not, in connection with selling activated carbon, enter into any agreement, arrangement or understanding, including, without limitation, any joint marketing agreement, license or similar agreement with any Person whereby the AC Venture Defendants or such Person markets or sells such Person’s ACI equipment and systems to any customer in the North American coal-fired utility market.

The foregoing notwithstanding, the AC Venture Defendants Non-Compete Obligations shall not:

•    Prohibit the AC Venture Defendants from entering into any agreement, arrangement or understanding, including, without limitation, any joint marketing agreement, license or similar agreement with any Person whereby the AC Venture Defendants or such Person markets or sells such Person’s ACI equipment and systems to customers outside of the North American coal-fired utility market, including without limitation, the industrial boiler market (including any such facilities that are used to generate electricity).

•    Prohibit the AC Venture Defendants from entering into any agreement, arrangement or understanding, including, without limitation, any joint marketing agreement, license or similar agreement with any Person whereby the AC Venture Defendants or such Person markets or sells such Person’s ACI equipment and systems to a customer in the North American coal-fired utility market if such customer specifies the ACI equipment and systems of such Person to the exclusion of ADA ACI equipment and systems.

•    Prohibit the AC Venture Defendants from selling activated carbon in transactions not involving the sale or supply of ACI equipment and other emission control systems, including, without limitation, to other activated carbon manufactures.

Non-Disparagement	Until the Expiration Date, no Party shall take any action which is intended, or would reasonably be expected, to harm any other Party’s reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to such Party provided that nothing herein shall prevent any Party from testifying truthfully in connection with any litigation, arbitration or administrative proceeding when compelled by subpoena, regulation or court order to do so or from asserting any right that any Party may have against any other Party in any litigation, arbitration or administrative proceeding or making any assertion with respect to any other Party in the Norit Litigation.

Intellectual Property License Agreement Amendment	Concurrently with the execution of this Agreement, ADA and ACS shall execute an amendment to the Intellectual Property License Agreement in substantially the form attached hereto as Exhibit A.

Confidentiality	Confidentiality Obligations: Each Party (as the “Receiving Party”) agrees that any Confidential Information of the other Party (as the “Disclosing Party”) received or otherwise obtained in the course of performance under this Agreement shall be kept strictly confidential by the Receiving Party and only disclosed (1) to those employees of the Receiving Party who have a need to know in order to perform the Receiving Party’s obligations hereunder, except that the Receiving Party may disclose the Disclosing Party’s Confidential Information to any Affiliate of the Receiving Party for the sole purpose of performing the Receiving Party’s obligations hereunder and administering and enforcing this Agreement, (2) to the Parties’ respective attorneys, accountants, professional advisers, lendors, potential lendors, insurers, trustees and/or other agents who are required to know of the Settlement Agreement or its terms to carry on the Parties’ business affairs, including, without limitation, any litigation or other actions concerning this Agreement (3) solely with respect to the terms and conditions of this Agreement, to the limited partners and prospective investors and purchasers of ADA, the ECP

Defendants or the AC Venture Defendants or their respective subsidiaries or affiliates and (4) as necessary to comply with any Party’s obligation for public disclosure as a public company; provided that in all cases of (1), (2) and (3), the Parties shall ensure that any such person is bound by duties or written obligations of confidentiality. The obligation to maintain the confidence of Confidential Information shall last for 3 years from the date such information was provided to the receiving party except with respect to trade secrets of the disclosing party (which trade secrets will be clearly identified as such), which obligation shall remain in effect for so long as such information constitutes a trade secret under applicable law. The Receiving Party shall be responsible for any of its Affiliates maintaining (or any failure to maintain) the confidentiality of such Confidential Information of the Disclosing Party. The Receiving Party further agrees to take the same care with the Disclosing Party’s Confidential Information as it does with its own. Notwithstanding any of the foregoing, the Disclosing Party’s Confidential Information does not include information that the Receiving Party shows: (x) is or becomes public knowledge without any action by, or involvement of, the Receiving Party or its Affiliates or agents; (y) is independently developed by the Receiving Party without reference or access to the Confidential Information of the Disclosing Party and is so documented or (z) is obtained by the Receiving Party without restrictions on use or disclosure from a third party who did not receive it, directly or indirectly, from the Disclosing Party. If the Receiving Party is requested to disclose any of the Disclosing Party’s Confidential Information pursuant to any judicial or governmental order, the Receiving Party will promptly notify the Disclosing Party (unless such notice is prohibited under applicable law or order) of such order so that the Disclosing Party, in its sole discretion, may seek an appropriate protective order and/or take any other action to prevent or minimize the breadth of such disclosure; provided that if the Disclosing Party is not successful in precluding the requesting legal body from requiring the disclosure of such Confidential Information, the Receiving Party will furnish only that portion of such Confidential Information that is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information. Further, the Receiving Party will provide the Disclosing Party with reasonable cooperation and assistance in the Disclosing Party’s pursuit of a protective order or other actions to minimize the breadth of such disclosure.

“Confidential Information” means (1) all non-public information and material of any Person, including all trade secrets, confidential information, business and financial information (including pricing information, business and marketing plans and proposals, forecasts, revenues, expenses, earnings projections, customer and supplier lists and information, and sales data), know-how (including manufacturing and production processes and techniques), research and development information (including discoveries, ideas, inventions, processes, test data, layouts, designs, tools, samples, formulae, methods, schematics, plans, drawings, data reports, compositions and research records) and (2) the terms and conditions of this Agreement.

Press Releases: Notwithstanding the confidentiality obligations in this Section, upon the execution of this agreement ADA may issue the press release attached hereto as Exhibit B.

Miscellaneous

Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission, or if mailed (first class postage prepaid) or deposited with a reputable overnight courier for next day delivery, to the Parties at the following addresses or facsimile numbers:

If to ADA-ES, to:

ADA-ES, Inc.

8100 SouthPark Way

Unit B

Littleton, Colorado 80120

Facsimile No.: (303) 734-0330

Attn: President

CC: Corporate Counsel

with a copy (which shall not constitute notice to ADA-ES), to:

Fox Rothschild LLP

997 Lenox Drive

Building 3

Lawrenceville, New Jersey 08543-5231

Facsimile No.: (609) 896-1469

Attn: Jonathan R. Lagarenne

If to any ECP Defendant, to:

Energy Capital Partners, LLC

51 John F. Kennedy Parkway

Suite 200

Short Hills, New Jersey 07078

Facsimile No.: (973) 671-6101

Attn: Tyler Reeder, Vice President

CC: General Counsel

with a copy (which shall not constitute notice to the ECP Party), to:

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, New York 10022-4834

Facsimile No.: (212) 751-4864

Attn: David A. Kurzweil & David B. Rogers

If to any AC Venture Defendant, to:

ADA Carbon Solutions, LLC

8100 SouthPark Way

Unit A-2

Littleton, Colorado 80120

Facsimile No.: (303) 734-0330

Attn: General Counsel

with a copy (which shall not constitute notice to the ECP Party), to:

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, New York 10022-4834

Facsimile No.: (212) 751-4864

Attn: David A. Kurzweil & David B. Rogers

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this paragraph, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this paragraph, be deemed given upon receipt and (iii) if delivered by mail or reputable overnight courier in the manner described above to the address as provided in this paragraph, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this paragraph). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto.

Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each of the Parties.

Specific Performance. Notwithstanding anything contained herein to the contrary, each Party to this Agreement acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party to this Agreement agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnification pursuant to this Agreement.

No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto and any attempt to do so will be void, except (i) for assignments and transfers by operation of law and (ii) a Party may assign any or all of its rights, interests and obligations hereunder to a wholly-owned Subsidiary, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (ii) shall relieve such Party of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns.

Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Mutual Drafting. The Parties are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles (whether of the State of Delaware or otherwise) that would result in the application of the laws of any other jurisdiction.

Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF ANY UNITED STATES DISTRICT COURT OR THE STATE COURTS OF DELAWARE LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY

AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (1) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (2) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (3) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A SETTLEMENT, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO

THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Limitation on Damages. EXCEPT AS PROVIDED IN THE SECTION TITLED “RELEASE OF CERTAIN KNOWN CLAIMS RELATED TO THE EXISTING ACTIONS”, NO PARTY SHALL BE RESPONSIBLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES WHATSOEVER WHICH IN ANY WAY ARISE OUT OF, RELATE TO OR ARE A CONSEQUENCE OF, THE PERFORMANCE OR NONPERFORMANCE BY SUCH PARTY UNDER THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT IN THE CASE OF FRAUD OR TO THE EXTENT SUCH DAMAGES WERE AWARDED TO ANY THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.

Counterparts. This Agreement may be executed in any number of counterparts, any of which may be delivered via facsimile or PDF, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Separate Signature Page Attached]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized signature of each Party as of the date first above written.

ADA-ES, INC.		ADA ENVIRONMENTAL SOLUTIONS, LLC

By:	/s/ C. Jean Bustard	By:	/s/ C. Jean Bustard
Name:	C. Jean Bustard	Name:	C. Jean Bustard
Title:	Chief Operating Officer	Title:	Chief Operating Officer

ENERGY CAPITAL PARTNERS, LLC

By:
Name:	Peter Labbat
Title:	Managing Member

ENERGY CAPITAL PARTNERS I, LP		ENERGY CAPITAL PARTNERS I (CROWFOOT IP), LP

By:	Energy Capital Partners GP I, LLC, its general partner	By:	Energy Capital Partners GP I, LLC, its general partner

By:	Energy Capital Partners, LLC, its managing member	By:	Energy Capital Partners, LLC, its managing member

By:		By:
Name:	Peter Labbat	Name:	Peter Labbat
Title:	Managing Member	Title:	Managing Member

ENERGY CAPITAL PARTNERS I-A, LP		ENERGY CAPITAL PARTNERS I-B IP, LP

By:	Energy Capital Partners GP I, LLC, its general partner	By:	Energy Capital Partners GP I, LLC, its general partner

By:	Energy Capital Partners, LLC, its managing member	By:	Energy Capital Partners, LLC, its managing member

By:		By:
Name:	Peter Labbat	Name:	Peter Labbat
Title:	Managing Member	Title:	Managing Member

ADA CARBON SOLUTIONS, LLC		ADA CARBON SOLUTIONS (RED RIVER), LLC

		By:	ADA Carbon Solutions, LLC, its sole member

By:		By:
Name:	Peter O. Hansen	Name:	Peter O. Hansen
Title:	General Counsel	Title:	General Counsel

[Signature Page to Settlement Agreement Regarding

ADA-ES’ Indemnity Obligations]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized signature of each Party as of the date first above written.

ADA-ES, INC.	ADA ENVIRONMENTAL SOLUTIONS, LLC

By:	By:
Name:	Name:
Title:	Title:

ENERGY CAPITAL PARTNERS, LLC

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Managing Member

ENERGY CAPITAL PARTNERS I, LP		ENERGY CAPITAL PARTNERS I (CROWFOOT IP), LP

By:	Energy Capital Partners GP I, LLC, its general partner	By:	Energy Capital Partners GP I, LLC, its general partner

By:	Energy Capital Partners, LLC, its managing member	By:	Energy Capital Partners, LLC, its managing member

By:	/s/ Peter Labbat	By:	/s/ Peter Labbat
Name:	Peter Labbat	Name:	Peter Labbat
Title:	Managing Member	Title:	Managing Member

ENERGY CAPITAL PARTNERS I-A, LP		ENERGY CAPITAL PARTNERS I-B IP, LP

By:	Energy Capital Partners GP I, LLC, its general partner	By:	Energy Capital Partners GP I, LLC, its general partner

By:	Energy Capital Partners, LLC, its managing member	By:	Energy Capital Partners, LLC, its managing member

By	/s/ Peter Labbat	By:	/s/ Peter Labbat
Name:	Peter Labbat	Name:	Peter Labbat
Title	Managing Member	Title	Managing Member

ADA CARBON SOLUTIONS, LLC		ADA CARBON SOLUTIONS (RED RIVER), LLC

		By:	ADA Carbon Solutions, LLC, its sole member

By:		By:
Name:	Peter O. Hansen	Name:	Peter O. Hansen
Title:	General Counsel	Title:	General Counsel

[Signature Page to Settlement Agreement Regarding ADA-ES’ Indemnity Obligations]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized signature of each Party as of the date first above written.

ADA-ES, INC.	ADA ENVIRONMENTAL SOLUTIONS, LLC

By:	By:
Name:	Name:
Title:	Title:

ENERGY CAPITAL PARTNERS, LLC

By:
Name:	Peter Labbat
Title:	Managing Member

ENERGY CAPITAL PARTNERS I, LP		ENERGY CAPITAL PARTNERS I (CROWFOOT IP), LP

By:	Energy Capital Partners GP I, LLC, its general partner	By:	Energy Capital Partners GP I, LLC, its general partner

By:	Energy Capital Partners, LLC, its managing member	By:	Energy Capital Partners, LLC, its managing member

By:		By:
Name:	Peter Labbat	Name:	Peter Labbat
Title:	Managing Member	Title:	Managing Member

ENERGY CAPITAL PARTNERS I-A, LP		ENERGY CAPITAL PARTNERS I-B IP, LP

By:	Energy Capital Partners GP I, LLC, its general partner	By:	Energy Capital Partners GP I, LLC, its general partner

By:	Energy Capital Partners, LLC, its managing member	By:	Energy Capital Partners, LLC, its managing member

By:		By:
Name:	Peter Labbat	Name:	Peter Labbat
Title:	Managing Member	Title:	Managing Member

ADA CARBON SOLUTIONS, LLC		ADA CARBON SOLUTIONS (RED RIVER), LLC

		By:	ADA Carbon Solutions, LLC, its sole member

By:	/s/ Peter O. Hansen	By:	/s/ Peter O. Hansen
Name:	Peter O. Hansen	Name:	Peter O. Hansen
Title:	General Counsel	Title:	General Counsel

[Signature Page to Settlement Agreement Regarding

ADA-ES’ Indemnity Obligations]

MORTON ENVIRONMENTAL PRODUCTS, LLC		UNDERWOOD ENVIRONMENTAL PRODUCTS, LLC

By:	ADA Carbon Solutions, LLC, its sole member	By:	ADA Carbon Solutions, LLC, its sole member

By:	/s/ Peter O. Hansen	By:	/s/ Peter O. Hansen
Name:	Peter O. Hansen	Name:	Peter O. Hansen
Title:	General Counsel	Title:	General Counsel

CROWFOOT SUPPLY COMPANY, LLC		FIVE FORKS MINING, LLC

By:	ADA Carbon Solutions, LLC, its sole member	By:	ADA Carbon Solutions, LLC, its sole member

By:	/s/ Peter O. Hansen	By:	/s/ Peter O. Hansen
Name:	Peter O. Hansen	Name:	Peter O. Hansen
Title:	General Counsel	Title:	General Counsel

[Signature Page to Settlement Agreement Regarding

ADA-ES’ Indemnity Obligations]

Exhibit A

Amendment No. 1 to Intellectual Property License Agreement

(see attached)

A - 1

EXECUTION VERSION

AMENDMENT NO. 1 TO INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS AMENDMENT NO. 1 TO INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Amendment”), entered into this 28th day of November, 2011, is made by and between the undersigned and amends that certain Intellectual Property License Agreement, dated as of October 1, 2008 (the “License Agreement”), by and between ADA-ES, Inc. and ADA Carbon Solutions, LLC (f/k/a Crowfoot Development Company, LLC) (individually, a “Party,” and, collectively, the “Parties”). Capitalized terms used and not otherwise defined in this Amendment will have the meanings set forth in the License Agreement, including as incorporated by reference therein.

RECITALS

WHEREAS, the Parties have heretofore entered into the License Agreement and desire to amend the License Agreement in accordance with Section 7.3 thereof as more fully set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Amendments. The License Agreement is hereby amended as follows:

(a) Section 1.1 of the License Agreement is hereby amended by adding the following definitions such that the new definitions are incorporated in alphabetical order:

“Expanded Field” means the manufacture, production or formulation of (i) activated carbon or (ii) any activated carbon/additive mixture, in the case of (i) and (ii), for any market other than the Field.

“New Expanded Field IP” means the Intellectual Property of Licensor and its Affiliates other than Excluded Affiliates acquired or developed during the Future Licensing Period that (i) could have been used, (ii) was used or (iii) based on any future change in circumstance (such as a technological improvement), could have been used if such change in circumstance was in existence during the Future Licensing Period, in the case of (i), (ii) and (iii), in the Expanded Field. For the avoidance of doubt, the New Expanded Field IP expressly excludes any technology of Licensor for treating coal with additives prior to or in a combustion chamber for the purpose of reducing mercury emissions or other pollutant emissions from the combustion of the coal.

(b) Section 1.1 of the License Agreement is hereby amended by amending and restating the following definitions to read in their entirety as follows:

“Excluded Affiliates” means any Affiliate that is (i) a natural person, (ii) an upstream Affiliate of Licensor that holds directly or indirectly less than Fifty

Percent, or (iii) a downstream Affiliate of Licensor of which Licensor holds directly or indirectly less than Fifty Percent, including Clean Coal Solutions, LLC and its subsidiaries. “Fifty Percent” means 50% of the total number of outstanding common or other equity interests (however denominated) of such Person, 50% of the total voting power of all outstanding equity interests of such Person which are entitled to vote in the election of directors, managers or other persons performing similar functions for and on behalf of such Person, 50% of the dividends paid and other distributions made by such Person prior to liquidation or 50% of the assets of such Person or proceeds from the sale thereof upon liquidation.

“Future Licensing Period” means the period commencing after the Closing and ending on November 28, 2011.

“Licensed Intellectual Property” means (i) the Intellectual Property of Licensor and its Affiliates as of the Closing used or held for use in connection with the Business or otherwise relating to the ADA-ES Contributed Assets and/or the Underlying Assets, including (x) the Intellectual Property listed on Schedule A attached hereto, and (y) After-Filed Patents, (ii) the New IP and (iii) the New Expanded Field IP; provided, however, that “Licensed Intellectual Property” shall not include any (A) Transferred Intellectual Property, or (B) any Trademarks.

None of the definitions in paragraphs (a) or (b) of this Amendment shall be relied upon by any Party to this Amendment or the License Agreement to construe or otherwise interpret any other definition in the License Agreement.

(c) Section 2.1 of the License Agreement is hereby amended and restated in its entirety to read as follows:

Effective as of the Closing, on the terms and conditions set forth herein, Licensor hereby grants to Licensee and its Affiliates a perpetual, worldwide, royalty-free, fully paid up, exclusive license to use the Licensed Intellectual Property (other than the New IP and the New Expanded Field IP) in the Field. Effective as of the Closing, on the terms and conditions set forth herein, Licensor hereby grants to Licensee and its Affiliates a perpetual, worldwide, royalty-free, fully paid up, non-exclusive license to use the Licensed Intellectual Property (other than the New IP and the New Expanded Field IP) in the Expanded Field. Effective as of the date of acquisition or development of any New IP, on the terms and conditions set forth herein, Licensor hereby grants to Licensee and its Affiliates a perpetual, worldwide, royalty-free, fully paid up, exclusive license to use such New IP in connection with the Field. Effective as of the date of acquisition or development of any New IP or New Expanded Field IP, on the terms and conditions set forth herein, Licensor hereby grants to Licensee and its Affiliates a perpetual, worldwide, royalty-free, fully paid up, non-exclusive license to use such New IP and New Expanded Field IP in connection with the Field and the Expanded Field. The foregoing licenses include the right (a) to make, have made, use, import, export, distribute, offer to sell and sell products

2

under the Licensed Intellectual Property, and (b) to publish, display, reproduce, copy, modify, improve, create derivative works of, enhance, and otherwise exploit such Licensed Intellectual Property. Licensee and its Affiliates may sublicense the Licensed Intellectual Property (x) to any Person owning a Project (each, a “Project Company”) and (y) solely as is reasonably necessary in connection with (A) the receipt of goods and services by, or (B) the use of activated carbon sold or otherwise transferred by, Licensee, any of its Affiliates and/or any Project Company, but are not otherwise sublicensable. Licensor shall promptly advise Licensee in writing of any acquisition or development of any New IP. For the avoidance of doubt, nothing in this Agreement shall prohibit Licensor from using the Licensed Intellectual Property for applications or other uses that are outside the Field.

(d) Section 2.2 of the License Agreement is hereby amended by deleting the last sentence of such section and replacing it with the following:

Licensee shall have the right to commence, on or prior to November 28, 2012, upon reasonable notice to Licensor and during normal business hours, a confidential audit and inspection of the books and records of Licensor and its Affiliates (other than Excluded Affiliates) (and to make confidential copies thereof) relating to the acquisition and development of New IP, Additional IP and New Expanded Field IP, and, in connection therewith, shall be provided on a confidential basis (at Licensee’s option, either in electronic (to the extent available) or hard copy) (i) copies of all documentation that is in Licensor’s or any of its Affiliate’s (other than Excluded Affiliates) possession or control and constitutes such Licensed Intellectual Property and/or is reasonably necessary for the use of such Licensed Intellectual Property and (ii) tangible embodiments of such Licensed Intellectual Property (including copies of all Software included in such Licensed Intellectual Property) that is in Licensor’s or any of its Affiliate’s (other than Excluded Affiliates) possession or control; provided, however, that if any Member of Licensee is a Competitor, no such right of audit shall apply. For the avoidance of doubt, any confidential information provided to Licensee pursuant to this Section 2.2 shall be subject to Article V and may be provided to Licensee’s Affiliates, directors, officers, employees, agents, auditors, consultants, financial advisors, financing sources (whether actual or potential) and permitted sublicensees, in each case, subject to Article V.

(e) Section 2.3(a) of the License Agreement is hereby amended by deleting the words “last sentence” from the last sentence of such subsection and adding the following sentence to the end of such subsection:

For the avoidance of doubt, any confidential information provided to Licensee pursuant to this Section 2.3(a) shall be subject to Article V and may be provided to Licensee’s Affiliates, directors, officers, employees, agents, auditors, consultants, financial advisors, financing sources (whether actual or potential) and permitted sublicensees, in each case, subject to Article V.

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(f) Section 2.3 of the License Agreement is hereby amended by adding the following subsection (d):

(d) The Parties agree that, notwithstanding anything to the contrary in this Section 2.3, any license to use Additional IP entered into between the Parties pursuant to this Section 2.3 will provide that the Licensee and its Affiliates may sublicense the Licensed Intellectual Property (x) to any Project Company and (y) solely as reasonably necessary in connection with (A) the receipt of goods and services by, or (B) the use of activated carbon sold or otherwise transferred by, Licensee, any of its Affiliates and/or any Project Company, but is not otherwise sublicensable.

(g) A new Section 2.4 of the License Agreement is hereby added as follows:

Section 2.4 No Alteration of Rights. The license granted with respect to the New Expanded Field IP pursuant to Section 2.1 in no way expands, limits or otherwise alters the rights and obligations of the Parties pursuant to Section 2.3.

(h) Section 6.1 of the License Agreement is hereby amended by deleting the heading and the first sentence of such section and replacing it with the following:

Section 6.1 Warranties and Excluded Warranties. LICENSOR WARRANTS THAT: (A) IT HAS THE RIGHT TO GRANT THE LICENSES AND RIGHTS GRANTED HEREIN AND TO ENTER INTO THIS AGREEMENT; (B) THAT DURING THE FUTURE LICENSING PERIOD IT HAS NOT SOLD, ASSIGNED OR TRANSFERRED ANY LICENSED INTELLECTUAL PROPERTY TO AN EXCLUDED AFFILIATE OTHER THAN LICENSEE; AND (C) ITS ONLY DOWNSTREAM EXCLUDED AFFILIATES DURING THE FUTURE LICENSING PERIOD ARE CLEAN COAL SOLUTIONS, LLC, CLEAN COAL SOLUTIONS SERVICES, LLC, LICENSEE AND EACH OF THEIR RESPECTIVE DIRECT AND INDIRECT SUBSIDIARIES.

The remainder of Section 6.1 is unchanged.

(i) Section 7.13 of the License Agreement is hereby amended and restated in its entirety to read as follows:

Section 7.13 Binding on Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and Licensee’s Affiliates and permitted sublicensees, and their respective successors and permitted assigns including, without limitation, an Excluded Affiliate if, and to the extent, it succeeds to Licensor’s ownership rights in or to use any Licensed Intellectual Property; .

(j) The address of Licensee in Section 7.1 of the License Agreement is hereby amended and restated in its entirety to read as follows:

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ADA Carbon Solutions, LLC

8100 SouthPark Way

Unit A-2

Littleton, Colorado 80120

Facsimile No.: (303) 734-0330

Attention: General Counsel

and concurrently to:

ADA Carbon Solutions, LLC

c/o Energy Capital Partners, LLC

51 John F. Kennedy Parkway

Suite 200

Short Hills, New Jersey 07078

Facsimile No.: (973) 671-6101

Attn: Tyler Reeder, Vice President

CC: General Counsel

with a copy (which shall not constitute notice to Licensee), to:

Fox Rothschild LLP

997 Lenox Drive

Building 3

Lawrenceville, New Jersey 08543-5231

Facsimile No.: (609) 896-1469

Attn: Jonathan R. Lagarenne

with a copy (which shall not constitute notice to Licensee), to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4834

Facsimile No.: (212) 751-4864

Attn: David B. Rogers & David A. Kurzweil

(k) Article VII of the License Agreement is hereby amended by adding the following Section 7.14:

Section 7.14 Licensed Rights. The Parties acknowledge and agree that any and all rights licensed pursuant to this Agreement shall be deemed to be a license of rights to “intellectual property” as defined under §101 of the U.S. Bankruptcy Code and, in connection therewith, §365(n) of the U.S. Bankruptcy Code shall be implicated by any rejection or proposed rejection of this Agreement in any bankruptcy proceeding.

2. Effectiveness of this Amendment. This Amendment is effective immediately; provided, however, that if that certain Settlement Agreement executed substantially concurrently

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with this Amendment by and among certain parties to American Arbitration Association arbitration Case No. 30-192-Y-00718-09 is rendered null and void ab initio pursuant to Section 9(a) thereof, this Amendment shall be null and void ab initio, no Party shall have any rights or obligations hereunder and the License Agreement shall be deemed to have never been amended and shall remain in full force and effect.

3. Miscellaneous.

(a) Except as specifically amended by this Amendment, the terms and conditions of the License Agreement shall remain in full force and effect.

(b) This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to conflicts of laws principles (whether of the State of Delaware or otherwise) that would result in the application of the laws of any other state.

. (c) This Amendment may be executed in any number of counterparts, any of which may be delivered via facsimile or PDF, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

(d) Each Party hereto agrees to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other actions as may be reasonably necessary to consummate the transactions contemplated by this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment, effective as of the date first written above.

ADA-ES, INC.

By:
Name:
Title:

ADA CARBON SOLUTIONS, LLC

By:
Name:	Peter O. Hansen
Title:	General Counsel

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO INTELLECTUAL PROPERTY LICNESE AGREEMENT]

Exhibit B

ADA Press Release

(see attached)

B—1

FOR IMMEDIATE RELEASE

ADA-ES ANNOUNCES SETTLEMENT WITH ENERGY CAPITAL PARTNERS

Company Relinquished Equity in Activated Carbon Plant and Will Make Cash Payments of $3.6 Million

to Satisfy Over $30 Million in Claimed Indemnity Obligations

Littleton, CO—November 28, 2011—ADA-ES, Inc. (NASDAQ:ADES) (“ADA” or “Company”) today announced that it has entered into an Indemnity Settlement Agreement with Energy Capital Partners LP and its affiliates (“ECP”) and ADA Carbon Solutions, LLC (“ACS”) and certain of ACS’ affiliates (together the “AC JV Entities”) pursuant to which the parties have agreed to settle certain indemnity claims arising out of the litigation between Norit Americas, Inc. and Norit International N.V. f/k/a Norit N.V. (collectively “Norit”), ECP and the AC JV Entities in Texas and New Jersey and the related arbitration (collectively, the “Norit Litigation”) based on ADA’s indemnity obligations under the Joint Development Agreement between ADA and ECP dated as of October 1, 2008. The primary litigation took place before an arbitration panel, which rendered its Final Award in October 2011, confirming the prior settlement agreements reached with Norit.

Pursuant to the Indemnity Settlement Agreement, ADA agreed to settle certain indemnity claims asserted against the Company for legal fees, costs and expenses arising out of the Norit Litigation in the amount of approximately $33 million and certain other losses. To settle the claims, ADA paid certain AC JV Entities a cash payment of $2.1 million on November 28, 2011, agreed to $1.5 million in additional payments, agreed to secure the payment of future royalty amounts due to Norit under the Final Award and settlement agreements with Norit through letters of credit and relinquished all of its 21.3% equity interests in the AC JV Entities which operate an activated carbon (“AC”) plant located in Red River, Louisiana.

In its Form 10-Q for the quarter ended September 30, 2011, ADA reported a net investment in ACS of $7.7 million as of that date and equity interest in ACS’ net loss for the nine months then ended totaling $5.9 million. ADA expects to record in the fourth quarter of 2011 the transactions resulting from the Indemnity Settlement Agreement for the satisfaction of the indemnity obligations and the relinquishment of its interest in ACS, which will result in other income of approximately $18.7 million.

As part of the agreement, ADA preserves the right for a 49.9% participation, on a passive basis, in AC production lines that ACS may build in the future. The Company believes that the new Federal regulations to limit mercury emissions from coal-fired boilers, which are scheduled to be made final in December of this year, will create a significant market for additional AC production lines.

Dr. Michael D. Durham, President and CEO of ADA, commented, “We are pleased with the results of this settlement agreement as it allows us to focus our efforts on the exciting opportunities we have with two different Refined Coal technologies and rapidly developing new markets for our emissions control systems. In response to new and pending regulations, we are submitting a number of bids for AC injection systems and dry sorbent injection (DSI) equipment. In addition, the option to participate in future AC production plants with ACS and ECP creates an opportunity to further profit from our position in the mercury control market.”

ADA-ES News Release

November 28, 2011

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection systems, mercury measurement instrumentation, and related services.

•

Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

•

Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented refined coal technology, CyClean, to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers and expect to provide our patent pending refined coal technology M-45 which both reduce emissions of NOx and mercury in coal fired boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the creation of additional markets for AC through Federal regulation, timing of finalization of the Federal regulations to limit mercury emissions from coal-fired boilers, expected accounting treatment of the settlement and the opportunity for future profits from participation in future AC production plants and our position in the mercury control market. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, availability of government funding, prices, economic conditions and market demand, timing and impact of new and pending laws and regulations and any legal challenges to them, the impact of competition, availability, cost of and demand for alternative energy sources and other technologies, technical, start-up and operational difficulties, inability to commercialize our technologies on favorable terms; our inability to ramp up our operations to effectively address expected growth in our target markets, availability of raw materials and equipment for our businesses; loss of key personnel, intellectual property infringement claims from third parties; and other factors that we discuss in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on our forward-looking statements and to consult filings we make with the SEC for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contacts:

ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303)734-1727	Devin Sullivan
www.adaes.com	(212)836-9608
DSullivan@equityny.com